SCHEDULE A
                                     TO THE
                            ADMINISTRATION AGREEMENT
                                     BETWEEN
                         WORLD FUNDS TRUST (THE "TRUST")
                                       AND
                 COMMONWEALTH SHAREHOLDER SERVICES, INC. ("CSS")

                            DATED AS OF MAY 31, 2013

                              VIRGINIA EQUITY FUND
                              --------------------

Compensation to be Paid to CSS:
------------------------------

   A. For the performance of Blue Sky matters, CSS shall be paid at the rate of $75 per hour of actual time used.

   B. For compliance services related to the administration, transfer agency and underwriting services provided to the funds, CSS shall be paid monthly at the annual rate of 1 basis point, subject to a $15,000 annual minimum. CSS reserves the right to waive this fee.

   C. For all other administration, CSS shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of each Fund:


Name of Fund                       Administrative Services Fee
------------                       ---------------------------
Virginia Equity Fund               10 basis points per annum on the average
                                   daily net assets on assets up to $100 million,
                                   payable monthly with a minimum annual fee
                                   of $30,000. 0.07% on assets from $100
                                   million to $250 million, and 0.06% on assets
                                   greater than $250 million.